UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2024

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500 Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MTDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 26, 2024, Matador Resources Company (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc. (“BofA”), as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell $900 million in aggregate principal amount of the Company’s 6.500% Senior Notes due 2032 (the “New Notes”). The Company expects to receive net proceeds from the issuance and sale of the New Notes (the “Offering”) of approximately $885.0 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also agreed not to offer or sell certain debt securities for a period of 45 days after March 26, 2024, without the prior consent of BofA.

The New Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act. The Initial Purchasers intend to resell the New Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S. The New Notes and related guarantees have not been registered under the Securities Act or the applicable securities laws of any state or other jurisdiction and may not be offered, transferred or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the applicable securities laws of any state or other jurisdiction.

Relationships

Certain of the Initial Purchasers and their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking, commercial banking, advisory and other services for the Company and its affiliates, for which they have received, and may in the future receive, customary fees and expense reimbursement. In addition, an affiliate of the trustee for the New Notes is an Initial Purchaser.

The Company intends to use the net proceeds from the Offering (i) to repurchase any and all of the approximately $699.2 million outstanding aggregate principal amount of its 5.875% senior notes due 2026 (the “2026 Notes”) through a cash tender offer (the “Tender Offer”), and to pay related premiums, fees and expenses in connection with the Tender Offer, and (ii) for general corporate purposes, which may include the funding of acquisitions and the repayment of borrowings outstanding under the Company’s revolving credit facility. Certain of the Initial Purchasers or their respective affiliates may hold some of the 2026 Notes and consequently may receive a portion of the net proceeds from the Offering through the Tender Offer. In addition, certain of the Initial Purchasers or their respective affiliates are lenders under the Company’s revolving credit facility that the Company may repay using a portion of the net proceeds of the Offering and, accordingly, such Initial Purchasers or their affiliates may receive a portion of the net proceeds from the Offering.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On March 26, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security, including the New Notes, nor a solicitation for an offer to purchase any security, including the New Notes or the 2026 Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Purchase Agreement, dated as of March 26, 2024, by and among the Company, the Guarantors and BofA Securities, Inc., as representative of the several initial purchasers named therein.

99.1	Press Release, dated March 26, 2024, announcing the pricing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: March 27, 2024	By:	/s/ Bryan A. Erman
	Name:	Bryan A. Erman
	Title:	Executive Vice President